Exhibit 99.1

Colony Bankcorp, Inc. Raises $5,000,000 in Floating Rate Trust Preferred Securities Offering

FITZGERALD, GA., April 14, 2006 — Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) announced the completion of a $5,000,000 private placement of floating rate trust preferred securities (“Capital Securities”) through its wholly owned subsidiary, Colony Bankcorp Capital Trust I.

The Capital Securities mature in 30 years and bear interest at the 3-month LIBOR rate plus 150 basis points with a reset quarterly. Interest on the Capital Securities is to be paid on the 30th or 31st day of each March, June, September and December, commencing on June 30, 2006.

Colony intends to use the proceeds from this offering to reduce debt and for general corporate purposes, including providing capital to its subsidiary banks.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia, that consists of the following subsidiaries: Colony Bank of Fitzgerald, Colony Bank Wilcox, Colony Bank Ashburn, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast, Colony Bank Quitman, FSB, and Colony Management Services. The Company conducts a general full service commercial, consumer and mortgage banking business through twenty-nine offices located in the middle and south Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Quitman and Valdosta, Georgia.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN.”

Contact:	Terry Hester, Chief Financial Officer
229-426-6002